UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Shareholder: We w ould like to thank y ou for y our continued support of BlackRock Innov ation and Grow th T erm T rust’s (“BIGZ”) trustees. T his w ill be the last mailing y ou w ill receive from BlackRock relating to this proxy contest. We understand that the proxy contest process can be frustrating, and that y ou hav e receiv ed a number of communications from u s. Please understand that a certain number of v otes must be receiv ed in order to hold BIGZ’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”). T o meet this requirement, w e hav e decided to adjourn the Annual Meeting to August 7, 2023. As a result, y ou still hav e an opportunity to v ote for the future of y our Fund by v oting “FOR” the Board’s Nominees on the W HIT Eproxy card. Under the Board’s leadership, BIGZ is up 21.9% y ear-to-date, significantly outperforming the S&P 500 and Russell 2500 Grow th Index. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN How does the Board recommend that I vote? T he Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s Nominees, who have created value for all shareholders, using the W HITEproxy card. Please do NOT send back the gold proxy card you may receive from Saba, as this will cancel your prior vote for the Board’s Nominees. Only your latest dated proxy will count at the meeting. Vote Online Vote by Phone using the w ebsite prov ided on y our W HIT Eproxy by calling the toll-free number on y our W HIT E card and follow ing the simple instructions proxy card and follow ing the simple instructions

All investments involve risk, including the possible loss of the principal amount invested. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Innovation and Growth Term Trust (BIGZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinv estment of all div idends. The market value and net asset value (NAV) of a fund’s shares w ill fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.